Exhibit 3.1 State of North Carolina Department of the Secretary of State ARTICLES OF AMENDMENT BUSINESS CORPORATION Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation. 1. The name of the corporation is: Tanger Factory Outlet Centers, Inc. 2. The text of each amendment adopted is as follows: The Articles of Incorporation are amended by deleting Article I in its entirety and by substituting therefor the following: “ARTICLE I The name of the corporation shall be Tanger Inc.” 3. If an amendment provides for an exchange, reclassification, or cancellation of issued shares, provisions for implementing the amendment, if not contained in the amendment itself, are as follows: Not applicable 4. The date of adoption of the amendment was as follows: October 24, 2023. 5. (Check either a, b, c, or d, whichever is applicable) a._____The amendment(s) was (were) duly adopted by the incorporators prior to the issuance of shares. b._____The amendment(s) was (were) duly adopted by the board of directors prior to the issuance of shares. c.___X__The amendment(s) was (were) duly adopted by the board of directors without shareholder action as shareholder action was not required pursuant to Section 55-10-02(5) of the General Statutes of North Carolina. d. The amendment was approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes. 6. These articles will be effective at 12:01 AM on November 16, 2023.

Exhibit 3.1 This is the 6th day of November, 2023. TANGER FACTORY OUTLET CENTERS, INC. By: /s/ Michael J. Bilerman Name: Michael J. Bilerman Title: Executive Vice President, Chief Financial Officer and Chief Investment Officer